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Exhibit 99.1

FOR IMMEDIATE RELEASE:
NEWS
August 16, 2004	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES SECOND QUARTER 2004 RESULTS
Call volumes increase 15% period over period
Company cuts approximately $300,000 in monthly costs

        DENVER—ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced results for the second quarter of 2004, which ended on June 30, 2004.

        Net revenues for the second quarter 2004 were $13.6 million compared to $15.2 million for the second quarter of 2003. The net loss for the second quarter was $1.9 million, or 13 cents per share, compared to a net loss of $770,000, or 8 cents per share, for the same period a year ago.

        Year-to-date net revenues were $27.6 million compared to $30.1 million for the same period in 2003. Loss per share for the first six months of 2004 improved 11% over the corresponding period in 2003, to $(0.16) loss per share from $(0.18) loss per share. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the same period was comparable at approximately $2 million. EBITDA is defined and reconciled to US GAAP net income (loss) numbers in the selected financial data section of this press release.

        Year-to-date volumes grew by 15% to 123 million minutes compared to 107 million minutes for the first six months of 2003.

        The Company reduced headcount by approximately 7% (and headcount-related expenses) in June equating to approximately $150,000 per month, or $1.8 million per annum. In addition, the Company renegotiated its network services contract that results in savings of $144,000 per month, or $1.7 million per annum. Headcount-related savings take effect in July, while network savings are effective September 1.

        "Our focus remains on streamlining the cost of operations to align with our goals of profitability on existing revenues," said Gene Warren, President & CEO. "Our global platform and U.S. operations continue to grow at double digit levels. Video conferencing operations were soft due to general market conditions. EMEA direct services business was suppressed due to increased pricing pressure."

        As of the close of the second quarter, the Company had a very strong demand for its global conferencing product and a backlog of service requests from its strategic partners.

        "We are confident we will hit our planned performance targets in 2004 and we will be cash flow positive," said Warren.

        The Company said sequential and year over year call volumes were:

Volumes	Q2 2004	Q1 2004	% Change*	Q2 2004	Q2 2003	% Change**
(in Minutes)
Audio-conferencing	61.8 M	59.9 M	3%	61.8 M	52.7 M	17%
Videoconferencing and other services	.83 M	.86 M	-3%	.83 M	1.5 M	-45%
Total minutes	62.6 M	60.8 M	3%	62.6 M	54.2 M	16%

*
Percentage of volume change for second quarter 2004 compared to first quarter 2004

**
Percentage of volume change for second quarter 2004 compared to second quarter 2003

        The Company said it would discuss the general outlook at its conference call on Tuesday August 17, 2004 at 9:15 a.m. MDT. Call-in numbers for Denver and International are: +1-303-262-2211;

U.S. and Canada (toll-free): +1-800-240-4186. To participate live in this event over the Internet via ACT's Event CenterSM service, please go to: http://www.acttel.com/eventlogin. To access Event CenterSM, click "PARTICIPANT LOGIN," complete "Requested Information," with Room Number: 115209. Additionally, please take a moment to test your computer's connectivity by visiting the above site and clicking "SYSTEM TEST." If any questions return as "NO," please e-mail: mailto:ecsupport@acttel.com for assistance.

Selected Financial Data

        All trend information is extracted from the Company's management accounts, includes management estimates, and is unaudited. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables. From time to time management makes use of certain internal measurements, which are not defined under US GAAP. EBITDA (earnings before interest, taxes, depreciation, and amortization) is defined as operating income after adding back depreciation, amortization of intangible and non-cash charges for impairment of assets. EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such other measures. EBITDA provides no information on a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Management believes EBITDA is nevertheless a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. EBITDA is also used by lenders to test compliance with certain covenants.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company's financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

Contact:
ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager
Ph: 303-205-7271; e-mail: lkaiser@corp.acttel.com

ACT Teleconferencing, Inc.

Selected Financial Data

	Three Months Ended		Six Months Ended
Income Statement ($000)	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net revenue	$13,601	$15,226	$27,597	$30,134
Cost of services	8,642	8,909	17,124	18,766

Gross Profit	4,959	6,317	10,473	11,368
Selling, general and administration expense	6,004	6,224	11,431	11,750

Operating income (loss)	(1,045)	93	(958)	(382)
Interest expense—net	(752)	(475)	(1,342)	(786)
Foreign currency gain (loss)	(60)	0	(151)	0
Gain on elimination of note payable	0	0	261	0

Loss before income taxes	(1,857)	(382)	(2,190)	(1,168)
Provision for income taxes	(72)	(176)	(141)	(209)

Net income (loss)	(1,929)	(558)	(2,331)	(1,377)
Preferred stock dividends	0	212	0	440

Net income (loss) available to common shareholders	(1,929)	(770)	(2,331)	(1,817)

Weighted average number of shares—basic and diluted	14,835	10,202	14,199	9,843
Earnings (loss) per share—basic and diluted	(0.13)	(0.08)	(0.16)	(.18)

Summarized Balance Sheet ($000)

	June 30, 2004	Dec 31, 2003
Cash	$2,721	$1,726
Other current assets	10,308	11,468
Net equipment	19,597	21,281
Goodwill & Other non-current assets	19,517	20,148

Total assets	52,143	54,623

Total liabilities	26,906	32,513
Shareholders' equity	25,237	22,110

Total liabilities and shareholders' equity	52,143	54,623

Reconciliation of GAAP Net Income to EBITDA

	Six Months Ended
($000)	June 30, 2004	June 30, 2003
Net income (loss) per GAAP	(2,331)	(1,377)
Add interest	1,342	786
Add taxes	141	209
Add foreign currency loss	151	0
Add depreciation and amortization	2,765	2,623

EBITDA	2,068	2,241

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ACT TELECONFERENCING ANNOUNCES SECOND QUARTER 2004 RESULTS Call volumes increase 15% period over period Company cuts approximately $300,000 in monthly costs
Selected Financial Data